Exhibit 10.22

December 14, 2009

Mr. Otto Biells

Dear Otto:

We are pleased to confirm your offer as Senior Vice President of Operations. Your responsibilities have been outlined during your discussion with us. This letter provides the details of your offer and upcoming relocation:

TERMS OF AGREEMENT

•	Position: Senior Vice President, Operations

•	Manager: John Robinson

•	Department: Operations

•	Effective Date: January 4, 2010

•	Location: Savannah, Georgia

•	Base Salary: $200,000 gross annual to be paid in substantially equal bi-weekly installments

•	Bonus: $75,000 gross annual to be paid in substantially equal monthly installments and will be paid on the second pay check of each month.

•	Paid Time Off: Upon effective date, you will accrue 3.69 hours of Paid Time Off (PTO) per pay period for a total of 12 days per year.

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401k Plan: All employees are eligible to participate in the 401k plan during the first open enrollment held six months after the Effective Date. Open enrollments are held four times per year. Employee contribution is matched by the company at a maximum of $2,500 per year based on years of service and job status.

•	Medical Coverage Reimbursement: Medical premium costs (for employee, spouse and/or children) will be reimbursed at the maximum of $750 per month.

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Example: If employee and/or spouse are paying a premium of $450.00 per month, the employee will be reimbursed $450.00. If the employee and/or spouse are paying $820 per month, the employee would be reimbursed $750.00 per month. Employee will provide proof of payment as evidence of present cost.

Mr. Otto Biells

December 14, 2009

•	Relocation:

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Shipment of your household goods – TitleMax will pay up to $15,000 for the shipment of your household goods to an approved professional moving company. Prior to retaining the moving company, you agree to provide three estimates to John Robinson for approval.

•	Temporary housing allowance will be provided for up to 12 months or until your residence in Dallas, TX (“your home”) is sold.

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Real Estate Transactions: TitleMax will pay up to a maximum of 6% (net) of the sales price of your home in Dallas, TX (up to $30,000) for your use for realtor fees, loan origination fees or other real estate expenses associated with your relocation. In addition, TitleMax will pay up to $5,000 for closing costs on the purchase of a new home in Savannah, GA.

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Relocation Repayment: In the event your employment with TitleMax is terminated voluntarily or for cause, except upon your death or disability, within a period of 24 months from the date of your employment, you shall reimburse TitleMax, immediately upon demand, all relocation expenses. To the extent any such reimbursement creates additional tax liabilities to TitleMax, the affected relocation expenses will be “grossed up” to offset such liabilities. In the case that your employment is involuntarily terminated for no cause, you have no obligations towards relocation repayment.

Although I may not need to mention, all employment with TitleMax is at the will of either party and, as such, there is no intent to contract for any specific employment period or notice of termination. Your employment is subject to all policies and procedures of TitleMax.

This document supersedes all prior verbal and written compensation discussions and agreements.

Confidentiality: It is expressly understood and agreed that all the terms and provisions hereof shall be and remain confidential in nature. You shall keep this Agreement in a secure place and agree not to publish, communicate, divulge, use or disclose, directly or indirectly, for the benefit of yourself or any other, the terms and provisions hereof during the term of this Agreement or any time thereafter. Failure to comply with this shall be deemed to constitute sufficient cause for termination of employment.

Formalities aside, congratulations on this advancement in your career!

If the above meets with your approval, please sign and return one copy of this letter.

Sincerely,

John Robinson
President

— 15 Bull Street, Suite 200 — Savannah, GA 31401 —

(912)525-2675 — Fax (912) 525-2679

Mr. Otto Biells

December 14, 2009

Acceptance:
Signature:		Date: 12/14/09
Otto Biells

— 15 Bull Street, Suite 200 — Savannah, GA 31401 —

(912)525-2675 — Fax (912) 525-2679